                                                                    Exhibit 23.1

                              CONSENT OF KPMG LLP



The Board of Directors
Factory Card Outlet Corp. and Subsidiary:

We consent to the incorporation by reference in the registration statements on Form S-8 (File Nos. 33-21645, 333-22435 and 333-30437) of Factory Card Outlet Corp. of our reports dated March 21, 2001, on the consolidated balance sheets of Factory Card Outlet Corp. and subsidiary as of February 3, 2001 and January 29, 2000 and the related consolidated statements of operations, shareholders' deficit, and cash flows for the fiscal years ended February 3, 2001, January 29, 2000 and January 30, 1999, and the related financial statement schedule, which reports appear in this Annual Report on Form 10-K.


/s/  KPMG LLP


Chicago, IL
April 9, 2001